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                                                                    EXHIBIT 99.2

                                                                       EXHIBIT B

                            SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT ("Agreement") is made and entered into as of the 27th day of August, 1997, by and among T. Benjamin Jennings ("Jennings"), The William T. Proler and Gaile Proler Management Trust ("Proler"), Ronald J. Proler, David W. Sonnier, Joel D. Helton and Thomas O. Whitman (each a "Stockholder" and collectively the "Stockholders") and Metal Management, Inc. (the "Corporation").

                                R E C I T A L S

         A. Pursuant to that certain Agreement and Plan of Merger dated August 27, 1997 (the "Merger Agreement") among the Corporation, the Stockholders and Proler Southwest, Inc., the Stockholders will receive shares of common stock of the Corporation (the "Common Stock").

         B. Jennings currently owns shares of Common Stock of the Corporation.

         C. Jennings and the Stockholders desire to provide for the manner in which they will vote their shares of Common Stock as to the election of certain directors of the Corporation

         NOW, THEREFORE, in consideration of the mutual covenants and provisions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IT IS HEREBY AGREED as follows:

         1. For a period of two (2) years from the date of this Agreement, Jennings and the Stockholders agree to vote all of their shares of Common Stock of the Corporation in favor of the election of Proler as a director of the Corporation.

         2. If during the term of this Agreement, William T. Proler is unable for any reason to serve as a director of the Corporation, then the Stockholders shall have the right to designate another of the Stockholders to serve as a director of the Corporation and Jennings and the Stockholders shall vote their shares of Common Stock of the Corporation in favor of the election of such newly designated person as a director of the Corporation; provided that the Corporation, acting through its Board of Directors, shall have the right to withhold approval of up to two (2) of the selections of the Stockholders for such newly designated directorship.

         3. If, for any reason, William T. Proler or any other director designated by the Stockholders is unable to attend any meeting of the Board of Directors of the Corporation, then William T. Proler or such other director, as the case may be, may designate another of the Stockholders to attend such meeting as a non-voting observer.

         4. During the term of this Agreement, William T. Proler and/or Ronald J. Proler or any of the other Stockholders, but not more than two Stockholders, shall be invited to attend all meetings of the Board of Directors of the Corporation and be furnished with all information furnished to the other attendees at each such meeting.

         5. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.
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         6.      This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the United States and the State of Delaware, notwithstanding any choice of law conflicts.

         7. Each party agrees to cooperate with the others, and to execute and deliver, or cause to be executed and delivered, all such other instruments, and to take all such other actions as it may be reasonably required to take, from time to time, in order to effect the provisions and purposes hereof.

         8. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced and all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                    METAL MANAGEMENT, INC.


                                    By: /s/ Gerard M. Jacobs, President
                                        ---------------------------------------
                                        Gerard M. Jacobs, President


                                    /s/ T. Benjamin Jennings
                                    -------------------------------------------
                                    T. Benjamin Jennings


                                    THE WILLIAM T. PROLER AND
                                    GAILE PROLER MANAGEMENT TRUST


                                    /s/ William T. Proler
                                    -------------------------------------------
                                    By: William T. Proler, Trustee


                                    /s/ Ronald J. Proler
                                    -------------------------------------------
                                    Ronald J. Proler


                                    /s/ David W. Sonnier
                                    -------------------------------------------
                                    David W. Sonnier


                                    /s/ Joel D. Helton
                                    -------------------------------------------
                                    Joel D. Helton


                                    /s/ Thomas O. Whitman
                                    -------------------------------------------
                                    Thomas O. Whitman





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